FIRST AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

THIS AMENDMENT dated February 3. 2015 (this “First Amendment”) to the Securities Lending Authorization Agreement dated as of November 3, 2014 (as amended, modified or supplemented from time to time. the “Agreement” is made by and among BNP Paribas acting through its New York Branch (the “Lending Agent”), and Edgewood Growth Fund (the “Customer” and together with the Lending Agent, the “Parties”). All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Agreement.

WHEREAS: The Parties have previously entered into the Agreement authorizing Lending Agent to enter into Securities Loan Agreements, as agent for the Customer, with Borrowers as may be selected by Lending Agent.

WHEREAS: The Parties now agree to amend the Agreement to authorize Lending Agent to enter into a Securities Loan Agreement on behalf of the Customer with an additional remedies as set forth below:

NOW THEREFORE, in consideration of the mutual agreements contained in this First Amendment, the parties agree as follows:

I.	Amendment of the Agreement

a.	Section 2 of the Agreement is hereby amended to add the following to the end thereto:

The Customer also specifically authorizes Lending Agent to agree to a provision in the Securities Loan Agreement with all or some of the additional remedies afforded to the non-defaulting party under Section 6 of Schedule B of the Securities Loan Agreement (attached to this Agreement as Schedule 2) or to omit the additional remedies provision in its entirety.

II.	Effect

a.	Upon execution of this First Amendment by the Parties, the terms of this First Amendment shall become effective as of the date hereof.

b.	This First Amendment constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communications and prim writings (except as otherwise provided herein) with respect thereto. The amendments set forth herein are limited precisely as written and shall not he deemed to be an amendment, consent, waiver or modification of any other term or condition of the Agreement or any Schedules thereto. Except as expressly modified herein, the terms and provisions of the Agreement and the Schedules thereto shall remain unchanged and shall continue in full force and effect. References to the Agreement will be to the Agreement as it is amended by this Amendment.

III.        Representations. Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

IV.	Miscellaneous

1.	Counterparts. This First Amendment may be executed and delivered in counterparts (including transmission by facsimile, electronic messaging system or e-mail), each of which will be deemed an original.

2.	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

3.	Governing Law. This First Amendment will be governed by die laws of the State of New York without regard to the rules of conflicts of taws.

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

Edgewood Growth Fund

By:	/s/ Dianne Descoteaux
Name:	Dianne Descoteaux
Title:	VP & Secretary
Date:	5/5/15

BNP Paribas acting through its New York Branch

By:	/s/ Christina M. Feicht	By:	/s/ Claudine Gallagher
Name:	Christina M. Feicht	Name:	Claudine Gallagher
Title:	Managing Director	Title:	Head of North America BNP Paribas Securities Services
Date:	5/7/15	Date: